SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                          SCHEDULE 13G
           Under the Securities Exchange Act of 1934

                   OMNI Energy Services Corp.
                   --------------------------
                        (Name of Issuer)

                 Common Stock,  $0.01 par value
                 ------------------------------
                 (Title of Class of Securities)

                           68210T 10 9
                         --------------
                         (CUSIP Number)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



CUSIP No.  68210T 10 9

-----------------------------------------------------------------

     1)   Name of Reporting Person
          I.R.S.  Identification  No. of Above  Person  (entities
          only)
          Steven T. Stull
-----------------------------------------------------------------

     2)   Check  the Appropriate Box if a Member of a Group  (See
          Instructions)
          (a)                                                X
          (b)
-----------------------------------------------------------------

     3)   SEC Use Only
-----------------------------------------------------------------

     4)   Citizenship or Place of Organization
          United States
-----------------------------------------------------------------

  Number of
 Shares Bene-                      (5)  Sole Voting Power                     0*
   ficially                        ---------------------------------------------
   Owned by
Each Reporting                     (6)  Shared Voting Power           7,787,162*
    Person                         ---------------------------------------------
     With
                                   (7)  Sole Dispositive Power                0*
                                   ---------------------------------------------

                                   (8)  Shared Dispositive Power      7,787,162*

-----------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned by Each
          Reporting Person                             7,787,162*
-----------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------

     11)  Percent of Class Represented by Amount
          in Row (9)                                        51.9*
-----------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)        IN
-----------------------------------------------------------------

*As of December 31, 1997.


CUSIP No.  68210T 10 9

-----------------------------------------------------------------------

     1)   Name of Reporting Person
          I.R.S.  Identification  No. of Above  Person  (entities
          only)
          Advantage Capital Partners Limited Partnership     72-1216872
-----------------------------------------------------------------------

     2)   Check  the Appropriate Box if a Member of a Group  (See
          Instructions)
          (a)                                                X
          (b)
-----------------------------------------------------------------

     3)   SEC Use Only
-----------------------------------------------------------------

     4)   Citizenship or Place of Organization
          United States
-----------------------------------------------------------------

  Number of
 Shares Bene-                      (5)  Sole Voting Power                     0*
   ficially                        ---------------------------------------------
   Owned by
Each Reporting                     (6)  Shared Voting Power             293,983*
    Person                         ---------------------------------------------
     With
                                   (7)  Sole Dispositive Power                0*
                                   ---------------------------------------------

                                   (8)  Shared Dispositive Power        293,983*

-----------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned by Each
          Reporting Person                               293,983*
-----------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------

     11)  Percent of Class Represented by Amount
          in Row (9)                                         2.0*
-----------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)        PN
-----------------------------------------------------------------

*As of December 31, 1997.


CUSIP No.  68210T 10 9

-----------------------------------------------------------------------

     1)   Name of Reporting Person
          I.R.S.  Identification  No. of Above  Person  (entities
          only)
          Advantage Capital Partners II Limited Partnership  72-1236549
-----------------------------------------------------------------------

     2)   Check  the Appropriate Box if a Member of a Group  (See
          Instructions)
          (a)                                                X
          (b)
-----------------------------------------------------------------------

     3)   SEC Use Only
-----------------------------------------------------------------------

     4)   Citizenship or Place of Organization
          United States
-----------------------------------------------------------------------

  Number of
 Shares Bene-                      (5)  Sole Voting Power                     0*
   ficially                        ---------------------------------------------
   Owned by
Each Reporting                     (6)  Shared Voting Power             993,831*
    Person                         ---------------------------------------------
     With
                                   (7)  Sole Dispositive Power                0*
                                   ---------------------------------------------

                                   (8)  Shared Dispositive Power        993,831*

-----------------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned by Each
          Reporting Person                               993,831*
-----------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------------

     11)  Percent of Class Represented by Amount
          in Row (9)                                         6.6*
-----------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)        PN
-----------------------------------------------------------------------

*As of December 31, 1997.


CUSIP No.  68210T 10 9

-----------------------------------------------------------------------

     1)   Name of Reporting Person
          I.R.S.  Identification  No. of Above  Person  (entities
          only)
          Advantage Capital Corporation                72-1201602
-----------------------------------------------------------------------

     2)   Check  the Appropriate Box if a Member of a Group  (See
          Instructions)
          (a)                                                X
          (b)
-----------------------------------------------------------------------

     3)   SEC Use Only
-----------------------------------------------------------------------

     4)   Citizenship or Place of Organization
          United States
-----------------------------------------------------------------------

  Number of
 Shares Bene-                      (5)  Sole Voting Power                     0*
   ficially                        ---------------------------------------------
   Owned by
Each Reporting                     (6)  Shared Voting Power           1,287,814*
    Person                         ---------------------------------------------
     With
                                   (7)  Sole Dispositive Power                0*
                                   ---------------------------------------------

                                   (8)  Shared Dispositive Power      1,287,814*

-----------------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned by Each
          Reporting Person                             1,287,814*
-----------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------------

     11)  Percent of Class Represented by Amount
          in Row (9)                                         8.6*
-----------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)        CO
-----------------------------------------------------------------------

*As of December 31, 1997.


CUSIP No.  68210T 10 9

-----------------------------------------------------------------------

     1)   Name of Reporting Person
          I.R.S.  Identification  No. of Above  Person  (entities
          only)
          Advantage Capital Partners III Limited Partnership 72-1264304
-----------------------------------------------------------------------

     2)   Check  the Appropriate Box if a Member of a Group  (See
          Instructions)
          (a)                                                X
          (b)
-----------------------------------------------------------------------

     3)   SEC Use Only
-----------------------------------------------------------------------

     4)   Citizenship or Place of Organization
          United States
-----------------------------------------------------------------------

  Number of
 Shares Bene-                      (5)  Sole Voting Power                     0*
   ficially                        ---------------------------------------------
   Owned by
Each Reporting                     (6)  Shared Voting Power           1,616,060*
    Person                         ---------------------------------------------
     With
                                   (7)  Sole Dispositive Power                0*
                                   ---------------------------------------------

                                   (8)  Shared Dispositive Power      1,616,060*

-----------------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned by Each
          Reporting Person                             1,616,060*
-----------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------------

     11)  Percent of Class Represented by Amount
          in Row (9)                                        10.8*
-----------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)        PN
-----------------------------------------------------------------------

*As of December 31, 1997.


CUSIP No.  68210T 10 9

-----------------------------------------------------------------------

     1)   Name of Reporting Person
          I.R.S.  Identification  No. of Above  Person  (entities
          only)
          Advantage Capital Management Corporation           72-1262990
-----------------------------------------------------------------------

     2)   Check  the Appropriate Box if a Member of a Group  (See
          Instructions)
          (a)                                                X
          (b)
-----------------------------------------------------------------------

     3)   SEC Use Only
-----------------------------------------------------------------------

     4)   Citizenship or Place of Organization
          United States
-----------------------------------------------------------------------

  Number of
 Shares Bene-                      (5)  Sole Voting Power                     0*
   ficially                        ---------------------------------------------
   Owned by
Each Reporting                     (6)  Shared Voting Power           1,616,060*
    Person                         ---------------------------------------------
     With
                                   (7)  Sole Dispositive Power                0*
                                   ---------------------------------------------

                                   (8)  Shared Dispositive Power      1,616,060*

-----------------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned by Each
          Reporting Person                             1,616,060*
-----------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------------

     11)  Percent of Class Represented by Amount
          in Row (9)                                        10.8*
-----------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)        CO
-----------------------------------------------------------------------

*As of December 31, 1997.


CUSIP No.  68210T 10 9

-----------------------------------------------------------------------

     1)   Name of Reporting Person
          I.R.S.  Identification  No. of Above  Person  (entities
          only)
          Advantage Capital Partners IV Limited Partnership  72-1291972
-----------------------------------------------------------------------

     2)   Check  the Appropriate Box if a Member of a Group  (See
          Instructions)
          (a)                                                X
          (b)
-----------------------------------------------------------------------

     3)   SEC Use Only
-----------------------------------------------------------------------

     4)   Citizenship or Place of Organization
          United States
-----------------------------------------------------------------------

  Number of
 Shares Bene-                      (5)  Sole Voting Power                     0*
   ficially                        ---------------------------------------------
   Owned by
Each Reporting                     (6)  Shared Voting Power           3,025,697*
    Person                         ---------------------------------------------
     With
                                   (7)  Sole Dispositive Power                0*
                                   ---------------------------------------------

                                   (8)  Shared Dispositive Power      3,025,697*

-----------------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned by Each
          Reporting Person                             3,025,697*
-----------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------------

     11)  Percent of Class Represented by Amount
          in Row (9)                                        20.2*
-----------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)        PN
-----------------------------------------------------------------------

*As of December 31, 1997.


CUSIP No.  68210T 10 9

-----------------------------------------------------------------------

     1)   Name of Reporting Person
          I.R.S.  Identification  No. of Above  Person  (entities
          only)
          Advantage Capital Financial Company, L.L.C.        72-1295140
-----------------------------------------------------------------------

     2)   Check  the Appropriate Box if a Member of a Group  (See
          Instructions)
          (a)                                                X
          (b)
-----------------------------------------------------------------------

     3)   SEC Use Only
-----------------------------------------------------------------------

     4)   Citizenship or Place of Organization
          United States
-----------------------------------------------------------------------

  Number of
 Shares Bene-                      (5)  Sole Voting Power                     0*
   ficially                        ---------------------------------------------
   Owned by
Each Reporting                     (6)  Shared Voting Power           3,025,697*
    Person                         ---------------------------------------------
     With
                                   (7)  Sole Dispositive Power                0*
                                   ---------------------------------------------

                                   (8)  Shared Dispositive Power      3,025,697*

-----------------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned by Each
          Reporting Person                             3,025,697*
-----------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------------

     11)  Percent of Class Represented by Amount
          in Row (9)                                        20.2*
-----------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)        OO
-----------------------------------------------------------------------

*As of December 31, 1997.


CUSIP No.  68210T 10 9

-----------------------------------------------------------------------

     1)   Name of Reporting Person
          I.R.S.  Identification  No. of Above  Person  (entities
          only)
          Advantage Capital Partners V Limited Partnership   72-1310986
-----------------------------------------------------------------------

     2)   Check  the Appropriate Box if a Member of a Group  (See
          Instructions)
          (a)                                                X
          (b)
-----------------------------------------------------------------------

     3)   SEC Use Only
-----------------------------------------------------------------------

     4)   Citizenship or Place of Organization
          United States
-----------------------------------------------------------------------

  Number of
 Shares Bene-                      (5)  Sole Voting Power                     0*
   ficially                        ---------------------------------------------
   Owned by
Each Reporting                     (6)  Shared Voting Power           1,857,591*
    Person                         ---------------------------------------------
     With
                                   (7)  Sole Dispositive Power                0*
                                   ---------------------------------------------

                                   (8)  Shared Dispositive Power      1,857,591*

-----------------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned by Each
          Reporting Person                             1,857,591*
-----------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------------

     11)  Percent of Class Represented by Amount
          in Row (9)                                        12.4*
-----------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)        PN
-----------------------------------------------------------------------

*As of December 31, 1997.


CUSIP No.  68210T 10 9

-----------------------------------------------------------------------

     1)   Name of Reporting Person
          I.R.S.  Identification  No. of Above  Person  (entities
          only)
          Advantage Capital Advisors, L.L.C.                 72-1310983
-----------------------------------------------------------------------

     2)   Check  the Appropriate Box if a Member of a Group  (See
          Instructions)
          (a)                                                X
          (b)
-----------------------------------------------------------------------

     3)   SEC Use Only
-----------------------------------------------------------------------

     4)   Citizenship or Place of Organization
          United States
-----------------------------------------------------------------------

  Number of
 Shares Bene-                      (5)  Sole Voting Power                     0*
   ficially                        ---------------------------------------------
   Owned by
Each Reporting                     (6)  Shared Voting Power           1,857,591*
    Person                         ---------------------------------------------
     With
                                   (7)  Sole Dispositive Power                0*
                                   ---------------------------------------------

                                   (8)  Shared Dispositive Power      1,857,591*

-----------------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned by Each
          Reporting Person                             1,857,591*
-----------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------------

     11)  Percent of Class Represented by Amount
          in Row (9)                                        12.4*
-----------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)        OO
-----------------------------------------------------------------------

*As of December 31, 1997.



Item 1(a).     Name of Issuer:

                    OMNI Energy Services Corp.

Item 1(b).     Address of Issuer's Principal Executive Offices:

                    4484 NE Evangeline Thruway
                    Carencro, Louisiana 70520

Item 2(a).     Name of Persons Filing:

                    Steven T. Stull
                    Advantage Capital Partners Limited Partnership Advantage Capital Partners II Limited Partnership Advantage Capital Corporation
                    Advantage Capital Partners III Limited Partnership Advantage Capital Management Corporation
                    Advantage Capital Partners IV Limited Partnership Advantage Capital Financial Company, L.L.C. Advantage Capital Partners V Limited Partnership Advantage Capital Advisors, L.L.C.

Item 2(b).     Address of Principal Business Office:

                    Advantage Capital
                    909 Poydras Street
                    Suite 2230
                    New Orleans, Louisiana  70112

Item 2(c).     Citizenship:

                    United States

Item 2(d).     Title of Class of Securities:

                    Common Stock, $0.01 par value

Item 2(e).     CUSIP Number:

                    68210T 10 9

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)  [ ]  Broker or Dealer registered under Section  15
                    of the Act
          (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
          (c)  [ ]  Insurance  Company as defined  in  section
                    3(a)(19) of the Act
          (d)  [ ]  Investment  Company  registered  under
                    section 8 of the Investment Company Act
          (e)  [ ]  Investment  Adviser  registered  under
                    section 203 of the Investment Advisers Act of
                    1940
          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                    1974  or Endowment Fund; see Section 240.13d-
                    1(b)(1)(ii)(F)
          (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
          (h)  [ ]  Group, in accordance with Section 240.13d.13d-
                    1(b)(1)(ii)(H)

Item 4.   Ownership:

          (a)  Amount Beneficially Owned            See Item 9 of
                                                     Cover Pages

          (b)  Percent of Class                     See Item 11 of
                                                     Cover Pages

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote      See Item 5 of
                                                                  Cover Pages

               (ii) shared power to vote or to direct the vote    See Item 6 of
                                                                  Cover Pages

               (iii)sole  power to  dispose or  to direct the
                    disposition of                                See Item 7 of
                                                                  Cover Pages

               (iv) shared  power to dispose or to direct the
                    disposition of                                See Item 8 of
                                                                  Cover Pages


Item 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the
          class of securities, check the following    .
                                                   ---
Item 6.   Ownership  of  More  than Five  Percent  on  Behalf  of
          Another Person:

          The securities reported herein are owned of record by the following entities (collectively, the "Limited
          Partnerships"):

                                                          Percentage
                                                No. of       of
                    Owner                       Shares    Ownership
          ----------------------------------  ----------  ---------
          Advantage Capital Partners Limited     293,983     2.0%
          Partnership (Advantage Capital
          Corporation, General Partner)

          Advantage Capital Partners II          993,831     6.6%
          Limited Partnership (Advantage
          Capital Corporation, General
          Partner)

          Advantage Capital Partners III       1,616,060    10.8%
          Limited Partnership (Advantage
          Capital Management Corporation,
          General Partner)

          Advantage Capital Partners IV        3,025,697    20.2%
          Limited Partnership (Advantage
          Capital Financial Company, L.L.C.,
          General Partner)

          Advantage Capital Partners V         1,857,591    12.4%
          Limited Partnership (Advantage
          Capital Advisors, L.L.C., General
          Partner)

          The Limited Partnerships have the right to receive dividends from and proceeds from any sale of the stock listed above.

          Mr. Stull is the president and majority shareholder/member of each of Advantage Capital Corporation, Advantage Capital Management Corporation, Advantage Capital Financial Company and Advantage Capital Advisors, L.L.C., and as a result of their relationships with the Limited Partnerships, is deemed to have beneficial ownership of the securities owned by the Limited Partnerships.

Item 7.   Identification  and Classification  of  the  Subsidiary
          Which  Acquired the Security Being Reported on  By  the
          Parent Holding Company:

               Not applicable.

Item 8.   Identification  and Classification of  Members  of  the
          Group:

               Not applicable.

Item 9.   Notice of Dissolution of Group:

               Not applicable.

Item 10.  Certification:

               Not applicable.


                           SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct as of December 31, 1997.


       February 13, 1997                /s/ Steven T. Stull
     ---------------------           -------------------------
             Date                         Steven T. Stull


                              ADVANTAGE CAPITAL PARTNERS LIMITED
                              PARTNERSHIP
                              ADVANTAGE CAPITAL PARTNERS II
                              LIMITED PARTNERSHIP
                              By:  Advantage Capital Corporation
                                   General Partner


                              By:    /s/ Steven T. Stull
                                   -----------------------
                                   Steven T. Stull, President


                              ADVANTAGE CAPITAL CORPORATION


                              By:    /s/ Steven T. Stull
                                   -----------------------
                                   Steven T. Stull, President


                              ADVANTAGE CAPITAL PARTNERS III
                              LIMITED PARTNERSHIP
                              By:  Advantage Capital Management
                                   Corporation, General Partner


                              By:    /s/ Steven T. Stull
                                   -----------------------
                                   Steven T. Stull, President


                              ADVANTAGE CAPITAL MANAGEMENT
                              CORPORATION


                              By:    /s/ Steven T. Stull
                                   -----------------------
                                   Steven T. Stull, President


                              ADVANTAGE CAPITAL PARTNERS IV
                              LIMITED PARTNERSHIP
                              By:  Advantage Capital Financial Company,
                                   L.L.C., General Partner


                              By:    /s/ Steven T. Stull
                                   -----------------------
                                   Steven T. Stull, President


                              ADVANTAGE CAPITAL FINANCIAL COMPANY, L.L.C.


                              By:    /s/ Steven T. Stull
                                   -----------------------
                                   Steven T. Stull, President


                              ADVANTAGE CAPITAL PARTNERS V
                              LIMITED PARTNERSHIP
                              By:  Advantage Capital Advisors, L.L.C.,
                                   General Partner


                              By:    /s/ Steven T. Stull
                                   -----------------------
                                   Steven T. Stull, President


                              ADVANTAGE CAPITAL ADVISORS, L.L.C.


                              By:    /s/ Steven T. Stull
                                   -----------------------
                                   Steven T. Stull, President





                           EXHIBIT A

                Identity of Members of the Group


Steven T. Stull
Advantage Capital Partners Limited Partnership
Advantage Capital Partners II Limited Partnership
Advantage Capital Partners III Limited Partnership
Advantage Capital Partners IV Limited Partnership
Advantage Capital Partners V Limited Partnership
Advantage Capital Corporation
Advantage Capital Management Corporation
Advantage Capital Financial Company, L.L.C.
Advantage Capital Advisors, L.L.C.